Exhibit 20.6
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of March 1997
Distribution Date of April 15, 1997

Original Pool Amount                        $459,943,869.53

Beginning Pool Balance                      $348,108,707.35
Beginning Pool Factor                             0.7568504

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)       $15,085,296.73
  Interest Collected                          $2,773,969.60

Additional Deposits:
  Repurchase Amounts                                  $0.00
  Liquidation Proceeds/Recoveries             $1,515,564.23
Total Additional Deposits                     $1,515,564.23

Repos/Chargeoffs                                $692,876.86
Aggregate Number of Notes Charged Off                   110

Total Available Funds                        $19,290,009.52

Ending Pool Balance                         $332,415,354.80
Ending Pool Factor                                0.7227303

Servicing Fee                                   $290,090.59

Repayment of Servicer Advances                   $84,821.04

Reserve Account:
  Beginning Balance                          $17,486,572.15
  Target Percentage                                    5.00%
  Target Balance                             $16,620,767.74
  Minimum Balance                             $9,658,821.26
  (Release) of investment income only/Deposit  ($865,804.41)
  Ending Balance                             $16,620,767.74

Current Weighted Average APR:                         9.711%
Current Weighted Average Remaining Term (months):     40.39

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,395,586.09    1,714
    31-60 days                             594,824.05      424
    60+ days                               125,350.46       75

    Total                                3,115,760.60    1,714

  Balances:  60+ days                    2,674,075.50       75

Memo Item - Reserve Account
  Opening Balance                      $17,405,435.37
  + Invest. Income                          81,136.78
  - Transfer to Collections Account             $0.00
Beginning Balance                      $17,486,572.15

Exhibit 20.6
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of March 1997

                                                                 NOTES
                                       TOTAL           CLASS A-1        CLASS A-2     CERTIFICATES
Original Pool Amount
 Distributions:                   $459,943,869.53   $92,000,000.00  $347,245,000.00  $20,698,869.53
 Distribution Percentages (1)                                0.00%           95.50%           4.50%
 Coupon                                                     5.250%           6.350%          6.500%

Beginning Pool Balance            $348,108,707.35
Ending Pool Balance               $332,415,354.80

Collected Principal                $15,000,475.69
Collected Interest                  $2,773,969.60
Charge-Offs                           $692,876.86
Liquidation Proceeds/Recoveries     $1,515,564.23
Servicing                             $290,090.59
Cash Transfer from Reserve Account          $0.00
  Total Collections Available
    for Debt Service               $18,999,918.93

Beginning Balance                 $348,108,707.35            $0.00  $328,566,987.30  $19,541,720.05

Interest Due                        $1,844,517.95            $0.00    $1,738,666.97     $105,850.98
Interest Paid                       $1,844,517.95            $0.00    $1,738,666,97     $105,850.98
Principal Due                      $15,693,352.55            $0.00   $14,987,151.69     $706,200.86
Principal Paid                     $15,693,352.55            $0.00   $14,987,151.69     $706,200.86

Ending Balance                    $332,415,354.80            $0.00  $313,579,835.61  $18,835,519.19
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                0.0000000000     0.9030506864     .9099781589

Total Distributions                $17,537,870.50            $0.00   $16,725,818.66     $812,051.84

Interest Shortfall                          $0.00            $0.00            $0.00           $0.00
Principal Shortfall                         $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00           $0.00

Excess Servicing                    $1,462,048.43

Beginning Reserve Account Balance  $17,486,572.15   see also Memo Item on Page 1 regarding Reserve Account
(Release)/Draw                       $(865,804.41)
Ending Reserve Account Balance     $16,620,767.74

(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distributions to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of March 1997

Trigger Events:  A) Loss Trigger - Reserve Account Balance
                    Loss Trigger - Certificate Lockout Event
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                            6                5                4                3                2                1
                         Oct 1996         Nov 1996         Dec 1996         Jan 1997         Feb 1997         Mar 1997

Beg. Pool Balance     $406,153,133.77  $395,176,408.01  $385,359,073.57  $373,823,140.29  $362,355,746.99  $348,108,707.35

A) Loss Trigger:
Principal of Contracts
  Charged off             $550,727.20      $717,473.22    $1,056,449.19      $970,091.47    $1,935,375.96      $692,876.86
Recoveries              $1,140,377.71      $270,476.85      $411,958.72      $610,689.52      $910,706.72    $1,515,564.23

Loss Trigger - Reserve Account Balance                        Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)       $2,744,013.88          Total Charged off (Months 1-6)            $5,922,993.90
  Total Recoveries (Months 3,2,1)         3,036,960.47          Total Recoveries (Months 1-6)              4,859,773.75
  Net Loss/(Recoveries) for 3 Mos.        ($292,946.59)(a)      Net Loss/(Recoveries) for 6 Mos.          $1,063,220.15(c)

  Total Balance (Months 5,4,3)       $1,154,358,621.87(b)       Total Balance (Months 1-6)            $2,270,976,209.98(d)

  Loss Ratio Annualized [(a/b)(12)]            -0.3045%         Loss Ratio Annualized [(c/d)(12)]                0.5618%

  Trigger:  Is Ratio> 1.5%                          No          Trigger:  Is Ratio> 6.0%                             No

B) Delinquency Trigger:
   Balance delinquency 60+ days                                            $5,826,016.31    $4,280,712.97    $2,674,075.50
   As % of Beginning Pool Balance                                               1.55850%         1.18136%         0.76817%
   Three Month Average                                                          1.30812%         1.49129%         1.16934%

Trigger:  Is Average> 2.0%                          No


C) Noteholders Percent Trigger:                 3.6137%
   Ending Reserve Acct. Balance not less than
   1% of initial Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                         No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer